UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2006

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2006, Leadis Technology, Inc. (“Leadis”) entered into an employment agreement (the “Employment Agreement”) with Dr. Jose Arreola in connection with his appointment as Executive Vice President, Engineering.

Under the Employment Agreement, Dr. Arreola will receive an annual base salary of $250,000. The Employment Agreement also provides that Dr. Arreola will be eligible to participate in Leadis’ 2006 Bonus Plan, with an annual target payout equal to 40% of his base salary. Under the Employment Agreement, Dr. Arreola is entitled to a stock option to purchase 280,000 shares of Leadis Common Stock under the 2004 Equity Incentive Plan, with an exercise price per share equal to the closing price as reported on the Nasdaq National Market on the date of grant. The option will be subject to a four-year vesting schedule and will have a term of six years. In the event of Dr. Arreola’s Qualified Termination (as such term is defined in the Employment Agreement), following his execution of a full general release of claims against Leadis, Mr. Arreola would be entitled to severance equal to three months worth of his base salary and three months of accelerated vesting of his outstanding options. If such Qualified Termination were to occur within 24 months following a Change in Control (as defined in the Employment Agreement), Mr. Arreola would be entitled to severance equal to six months worth of his base salary and two years of accelerated vesting of his outstanding options.

The foregoing description is subject to, and qualified in its entirety by, the Employment Agreement. The Employment Agreement is attached hereto as Exhibit 10.1 and the terms thereof are incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2006, Leadis issued a press release announcing the election of Jack Saltich to its Board of Directors effective January 20, 2006. Upon his election to the Board, Mr. Saltich was automatically granted a non-statutory stock option to purchase 40,000 shares of Leadis Common Stock under the 2004 Non-Employee Directors’ Stock Option Plan, with an exercise price equal to the closing price as reported on the Nasdaq National Market on January 19, 2006. The option will be subject to a four-year vesting schedule. Mr. Saltich is also eligible to receive quarterly compensation of $7,500 for serving on the Board plus additional compensation for serving on Committees of the Board as provided by the Leadis Non-Employee Director Cash Compensation Policy. Directors are also entitled to reimbursement of expenses incurred in attending Board meetings. It is anticipated that Mr. Saltich will serve as a member of both the Compensation and the Nominating and Corporate Governance Committees of the Board.

The press release announcing the election of Mr. Saltich is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

On January 23, 2006, Leadis issued a press release announcing (i) the hiring of Dr. Jose Arreola as Executive Vice President, Engineering and (ii) the resignation of Dr. Steve Ahn as an officer of the company effective in February. Dr. Ahn will remain a member of the Leadis’ Board of Directors and will also serve as an advisor to Leadis.

A copy of the press release announcing these management changes is attached hereto as Exhibit 99.2 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between Leadis Technology and Jose Arreola, dated January 20, 2006.

99.1	Press release dated January 20, 2006, announcing the election of Jack Saltich to the Leadis Technology Board of Directors.

99.2	Press release dated January 23, 2006, announcing certain management changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: January 26, 2006	/s/ Victor K. Lee
Victor K. Lee
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Leadis Technology and Jose Arreola, dated January 20, 2006.

99.1	Press release dated January 20, 2006, announcing the election of Jack Saltich to the Leadis Technology Board of Directors.

99.2	Press release dated January 23, 2006, announcing certain management changes.